EXHIBIT 99.1

                                  Transcript of
                       Medical Nutrition USA, Inc., (MDNU)
                       Q2 Earnings Results Conference Call
                               September 12, 2007


Participants

     Frank Newman, Chairman and Chief Executive Officer
     Alan Levy, Chief Financial Officer

Presentation

     Operator:
     ---------
     Greetings and welcome to the Medical Nutrition USA, Inc. second quarter fiscal 2008 conference call.

     It's now my pleasure to introduce your host, Mr. Alan Levy, Chief Financial Officer for Medical Nutrition USA.

     Mr. Levy, you may begin.

     Alan Levy, Medical Nutrition USA, Inc., CFO:
     --------------------------------------------
     Thank you. Good morning. Most of you should have received a copy of our earnings release. If you did not, it's posted in major financial websites. This call is being broadcast live on our website as well as on vcall.com. Replays will be available on each site through September 26.

     And now for the required forward-looking statements comments. This conference call may contain forward-looking statements that are subject to certain risks and uncertainties. Although the company believes that the expectations reflected in any of the forward-looking statements are reasonable, actual results could differ materially from those projected.

     Risks and uncertainties that could cause or contribute to the material difference include but are not limited to general economic conditions, changes in customer demand, trends in nursing home, renal care and health food and geriatric market and competitive pricing for the market and the impact of competitors new product introduction, the companies future financial conditions and results of operations as well as any forward-looking statements subject to change inherent risks and uncertainties.

     Other important factors that may cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the company's Securities and Exchange Commission filings, including the Form 10-KSB for the year-ended January 31st, 2007, as filed with the SEC on May 16, 2007. And Form 10-QSB for the quarter ended April 30, 2007 filed June 14, 2007.

     With me is our Chairman and CEO Frank Newman, who will make some comments. And then Frank and I will open the call to your questions. I'm now going to review the highlights for the quarter and six months ended July 31, 2007 in comparison with the prior year period.

     Sales for the quarter ended July 31, 2007 were $3.4 million, as compared to $2.7 million for the prior year quarter, an increase of 23%.

     Sales for branded products for the quarter ended were $2.8 million as compared to $2.2 for the prior year quarter, a 31% increase, which is in line with our forecast. Private label sales decreased to $536,000 for the current quarter versus $564,000 in the prior year quarter, also in line with our forecast.

     Gross profit was consistent at 53% margin for both quarters. Sales general administrative for the quarter was $1.5 million or 46% of sales as compared to $1.2 million or 45% of sales the prior year quarter. The increase in percentage of SG&A comes from our increasing size of our sales force and additional marketing.

     The company had no interest expense for the current fiscal quarter as compared to $1.4 million in the prior year quarter. The decrease is a result of the completion of the amortization and discount related to the company's 2003 convertible promissory notes and warrants, all which have been converted to common stock as of January 31, 2007.

     Net income for fiscal quarter was $160,500, or $0.01 per share as compared a net loss for fiscal year quarter ended July 31, 2006 of $(1,231,400) or $(0.12) per share.

     For six months ended July 31, 2007 sales increased 26% to $6.2 million. Branded sales increased 35% to $5.3 million.

     Gross profit was a 54% of sales versus 53% for the comparable six months in last fiscal year. Net income is $214,000 or $0.02 per share versus a loss of $(2.4) million or $(0.30) cents per share of the prior period.

     We end the quarter in a very strong balance sheet, over $8.9 million in cash and short-term investments. We are collecting over 99% of our receivables in 30 days with no short or long-term debt.

     It's now my pleasure to turn the call over to Frank Newman, our Chief Executive Officer.

     Frank Newman, Medical Nutrition, Chairman, CEO:
     -----------------------------------------------
     You heard the numbers. We were very pleased with the quarter's results and our continuing robust sales growth. I would make one comment that the second quarter was the toughest comparison we faced all year in that last year we had about a 62% branded product sales increase. Those of you who have been with us a while will recall it was at the end of the first quarter of last year that the clinical trial featuring Pro Stat's efficacy with pressure ulcer healing was published.

     So we had an unusually strong second quarter so obviously we were very pleased to be able to beat that handily this year. And our continuing pipeline is looking very good. We'll announce important formulary win within the next couple of weeks. And that's in addition to us moving the ball forward with a number of the major nursing home chains, we also have begun clinical studies as of this month on a new product that we hope to introduce in the first quarter of '08 about which we are quite excited.

     As you know, we cover two of the most widespread and costly ailments of nursing home residents currently with pressure ulcers and irregularity. And this new product will address a third major ailment affecting nursing home residents. We're excited about that.

     I should comment on an article that many of you may have seen that was published in both the Times and Wall Street Journal regarding CMS's announcement that they would no longer pay hospitals treating preventable conditions such as pressure ulcers.

     We think this will cause hospitals to pay more attention to pressure ulcer prevention and treatment. And obviously we have the only enteral product that's been clinically proven to aid in treating pressure ulcers. But we think that CMS action is a strong positive for our business over time. In fact, the Wall Street Journal article referenced 60,000 deaths annually from hospital acquired pressure ulcers and $11 billion annually treating pressure ulcers. Frankly higher than those we had, but I assume by getting those numbers through CMS.

     But overall we're very pleased with the business. Although while pleased with the progress we're making on the business side, we've not been pleased with our share price performance which has declined over the last quarter without any change in the company's underlying fundamentals.

     We think that we -- it's evident we need to do a much better job of getting our story out, and Alan and I will be initiating a much more aggressive relations effort beginning this quarter.

     So with that, let's turn the call over to questions. Jerry, if you would handle that.


     Operator:
     ---------
     (Caller instructions)

     (Q): How much cash was generated in the quarter?

     (A): Our EBITDAS for the quarter was $437,000, which is the reasonable proxy for cash generation.

     (Q): All right. So the cash earnings per share were what?

     (A): About three cents. A little over three cents a share.

     (Q): Frank, the share creep has been fairly significant, you know granting of options. Do you anticipate that this is going to slow down significantly? Obviously it's gone up rather precipitously. What is your comment there?

     (A): I think we discussed this in prior calls. We follow -- we look at the ISS guidelines, what the increase in shares should be related to employee programs and the compensation committee looks at that when authorizing additional grants.

     As I think we mentioned in the fourth quarter of last year, we have switched to a program that is much more heavily weighted towards restricted stock in lieu of options. That in and of itself has the effect of reducing dilution while providing employees the same kind of value incentive so my expectation is that we will continue on that path and that will have a much less dramatic impact on share creep than issuing options.

     The trade-off is about, give or take, it's about one for three in terms of delivering the same value to the employee on a share price being restricted shares and option.

     (Q): So you expect this to slow down rather significantly which we feel it should?

     (A): Correct.

     (Q): Getting into the sales side, has there been a salesman turnover? As salesmen come on, I assume there's a period of seasoning as their productivity ramps up. Has there been any significant change in the turnover in the sales end of it?

     (A): There's been no real change in turnover. We have, I think our company philosophy is that we should always be improving our staff. And so the bottom, certainly the bottom decile or bottom quartile came under intense scrutiny. So there's been what I refer to as positive turnover in that regard. Dave Shapiro, our Vice President of Sales, has been very effective in replacing those people with experienced industry veterans. And so I can't think of an instance of when we haven't improved our position relative to that kind of turnover.

     And that also affects the ramp up. Obviously bringing someone from a different industry or someone that doesn't understand nursing homes into our fold that would mean a longer ramp up than someone who can hit the ground running and the people that we brought on board are well familiar with both the industry and with the competitive products.

     (Q): So the people you currently have are seasoned and experienced and are presumably operating at a high level; is that how you would characterize it.

     (A): Obviously even though you understand the industry and understand the products, there is clearly some ramp up that occurred in terms of understanding the territory and the specific customer base.

     So we're very pleased with the way in which they are adapting to the new position and their performance starts out good and will get only better.

     (Q): Okay. Thanks very much.

     (Q): Good morning. I guess we're double teaming you today. The tax rate came in at 40.8, and is 40% still a good number for general purposes for the year?

     (A): Yeah, I think it is. Don't forget that we have an add-back that distorts that a little bit in that the 123 expense is not tax deductible. So what that means is we're paying taxes on a higher base than reported income because the stock-based compensation is deducted from EPS. Not deducted for tax purposes.

     And the other point I think, to keep in mind there is that we have a deferred tax asset so that while we're reporting taxes, we're not actually paying taxes at this point.

     (Q): Okay. Understood. And was the -- you achieved 30.7% branded sales growth year over year in this quarter. So what would your expectation looking at the business as we speak today, what do you think you'll achieve for the year in terms of branded sales increase or what range of increase?

     (A): Yeah, we think that that rate will come up as I think included in my comments on the press release for the third quarter. And again I explained why that was the second quarter was an unusually difficult comparison with last year when we had a 62% increase as a result of the publication of clinical trials. So second quarter was I think the year-over-year comparison was somewhat depressed by that but we would expect that to improve over the next few quarters.

     (Q): Okay. Just a couple more. What was the stock option expense number for the quarter? I didn't write it down fast enough.

     (A): $247,000.

     (Q): And you mentioned in your prepared comments that you have a significant formulary coming around the corner.

     (A): Those were prepared? I thought I made them sound off-the-cuff.

     (Q): Whatever. Is that a relatively new development or is that in the works for a while and it just came to finality or is coming to finality.

     (A): All of these are in the works in time. None of these are easy wins. But it is just now coming to finality. We have one more minor hoop to jump through with regard to facility inspection and then we'll be able to announce.

     (Q): Okay. And just finally is the size of the sales force that you expect this year and next, in other words, has the sales force plan remained the same from, say, three months ago or is that evolving?

     (A): The plan is the same we have not filled all the positions. We have an area manager position we are looking to fill and we have a regional manager position that we are looking to fill both of those have been on our plan and scheduled to be filled in third quarter.

     (Q): Okay. And just I'm sorry last one. Is the Wall Street Journal article, is that something that your nursing home different customers, is it something that they really look at as an important thing or can you make it into an a marketing point.

     (A): Clearly the information is helpful, especially those numbers that I mentioned just about how large the pressure ulcer problem is. The CMS action at this point relates to hospitals. It's acute care hospitals. They're not our primary market. Our primary market is nursing homes who are not affected at this point by the CMS reimbursement changes. But what it means is that the acute care market will be significantly more focused on pressure ulcers. And we are a pressure ulcer preventive as well as a treatment.

     And so we will use that information in a marketing context in order to educate the acute care market as to how valuable a prophylactic we can be for them.

     (Q): Okay. Understood. Thank you very much, Frank.

     (Q): Does the guidance that you outline in the press release call for sequential or year-over-year growth? It's unclear as to how it was worded.

     (A): Year-over-year growth.

     (Q): Okay. Super.

     (Q): Good morning. I got caught off so I hope I don't ask a question that's been asked already. My sense is that we don't tell our story very well to the public and shareholders, therefore we don't get the type of daily volume we'd like to see.

     I would like some more details on what we would be doing for PR in the near future?

     (A): I actually did make a comment that we're not pleased with our share price progress either. The price has declined over the last quarter without any reason or any change in the fundamentals of the business. And we can only ascribe that to us not doing as effective a job as we should be in terms of getting our story out there. And so we are embarking on a much more aggressive investor relations effort, beginning this quarter. And we hope that will have the desired effect.

     (Q): Could you give some details on how that's going to take place?

     (A): Well, there aren't many secrets in terms of what it takes. We can't manufacture press releases. Obviously those are tied to events that occur. We think that we have a very exciting story. We have a great track record. We have a rapidly growing company in a market that has huge demographic support with an aging population. We just need to spend more time in front of investors telling them, attend more investor conferences, schedule more roadshows, go to more one-on-one investor meetings. That's where our support has come in the past from those activities and we just need to rededicate ourselves to doing that on a more regular basis.

     (Q): Thank you.

     (Q): Frank, looking at these numbers again, Are there any seasonal factors that were in this quarter? When you look at the sequential growth, I think at least our expectation was a bit higher.

     (A): Yeah, we actually -- we've discussed this sometimes in the past. We tend to have -- and I guess we could call it seasonality, although it's not specifically related to any seasonal activity we can figure out.

     But the first quarter sequential increase has historically been the highest -- I'm sorry, has historically been lower than the second quarter sequential increase. That happened again this year. As you may recall, our first quarter sequential was about 8% over the fourth quarter and our second quarter sequential increase was 18.4% over the first quarter.

     If our historical pattern holds, the third quarter sequential increase will be lower than the second quarter and the fourth quarter will be lower than the third quarter.

     So obviously each of those will be significant increases against the prior year, but on a sequential basis, the second quarter is always our strongest followed by the first quarter, followed by the third quarter, followed by the fourth quarter in terms of sequential rates.

     So that pattern seems to be embedded in the numbers, and we think it is driven by simply interruptions that occur in the ordering -- obviously we have a product that people don't stop taking and then start taking at some other point. But since 80% of our business is driven through distributors, the actual sales that we record are primarily determined by distributor ordering patterns.

     And those seem to be interrupted certainly during the Christmas season. Our assumption is just because of the number of holidays that occur there. And so the fourth quarter tends to be a little soft than the first quarter comes back stronger. The second quarter seems to be the least affected by any of those influences.

     The third quarter apparently gets a little impacted by Labor Day, by summer vacations, whatever, that might interrupt the ordering pattern. But that has been our trend and it seems after three or four years to be pretty immutable.

     (Q): Okay. It just seemed as though as you looked at the growth rate it seems to be a bit flat in the quarter.

     (A): It was actually a strong quarter sequentially.

     (Q): Strong quarter through the year but we really expect it to get more. Thank you.

     (A): Thank you.

     (Q): I want to get through the clarification on the increased public relations effort. Have you hired an investor relations agency? Have you scheduled a roadshow? You mentioned that those are the things to do. We all know that. Of course I met you when you in Boston on the roadshow a couple years ago.

     So I'd like to re ask the gentleman's question about being more specific. Is there something on schedule yet, because I was appalled, when that Wall Street Journal was there about bedsores, your stock got no play on that. You are a player in that. I was thrilled when I read that and see nothing happened. It's not surprising. No one is blaming you. It's the nature of small stocks at this moment. But, specifically, do you have a PR firm with a very long Rolodex; and very specifically, are you planning to come to Boston?

     (A): The answer to the first part is I don't want you to think we don't have an investors relations. We do. We have an investor relations firm that continues to provide service. What I was really referring to -- and this is not something that should happen this week -- we have been discussing with them plans to become much more aggressive to a great extent entails my giving them my time. Alan giving him his time and giving them dates on which they can go to meetings in addition to being conscious of the investor outreach that the IR firm can do on their own.

     We do need to be on the road more. We need to schedule more 1-on-ones and Road shows and we need to appear at more appropriate conferences and, yes, I promise you we'll be up to Boston.

     (Q): Again you're saying you need to. But I don't hear you saying you've done that yet.

     (A): No, what I'm giving you is the result of the analysis that we have done and the plans that are being put in place as we speak now.

     So do we have all the appointments made, no? But will they be made? Yes.

     (Q): Got it. I would like to participate if you're here in Boston. I forget who brought you here last time, I don't know if it was one of the stockbrokers or PR firms.

     (A): I came alone. But the meeting were set up by Allen and Caron, our investor relations firm at that point.

     (Q): Would you make sure I'm on that list?

     (A): I will.

     (Q): Thank you.

     (Q): I'm surprised that caller doesn't know you have a PR firm. He's obviously a one-man guy, came out with a good report. I think considering the size of the company, he's doing a pretty good job. You gotta kick him a bit, but I think he's moving along. Anyone who doesn't know he's there, give his name. Some of the papers, the way they handle the stock prices these days have, periodically the Wall Street Journal and the New York Times have a small Nasdaq listing section. Isn't there a way we can get in that?

     (A): Actually, we do appear, the Sunday New York Times has two Nasdaq listings, the Nasdaq national market and the other is the capital market. It appears because the listing is relatively short that the capital marketing listings that they put in there, they have a volume cut-off. In the weeks in which our volume is significant, we've appeared in that listing. In the weeks in which our volume has been very low we have not appeared.

     (Q): I see. Okay. Well keep at it.

     (A): Thanks.

     There are no further questions at this time. I would like to turn the floor back over to management for closing comments.

     Frank Newman, Medical Nutrition USA, Inc., CEO:
     -----------------------------------------------
     Thank you very much again for your attendance and also your continued interest in the company. And we look forward to talking to you next quarter, if not sooner. Thanks very much.

     Operator:
     ---------
     Thank you. This concludes today's teleconference. You may disconnect your lines at this time. Thank you for your participation.